CONSENT OF INDEPENDENT AUDITORS





We hereby consent to the use of our report dated January 8, 1999 on the 1998 financial statements of the PIA Short-Term Government Securities Fund, the Camborne Government Income Fund (now known as PIA Government Income Fund), the PIA Equity Fund, the Murphy New World Technology Convertibles Fund, the Murphy New World Technology Fund, the Murphy New World Biotechnology Fund, the OCM Gold Fund, the PIA Global Bond Fund and the PIA Total Return Bond Fund series of Monterey Mutual Fund referred to therein, which is included as an exhibit in the Statement of Additional Information, in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A as filed with the Securities and Exchange Commission.








                                                   McGLADREY & PULLEN, LLP

New York, New York
March 20, 2000